Exhibit 99.1

FAX NEWS RELEASE
For further information:

The Manitowoc Company, Inc.	Carl J. Laurino	Steven C. Khail
P. O. Box 66 • Manitowoc WI 54221-0066	Senior Vice President	Director of Investor Relations
Telephone: 920-684-4410 • Telefax: 920-652-9775	& Chief Financial Officer	& Corporate Communications
Internet: http://www.manitowoc.com	Direct Dial: 920-652-1720	Direct Dial: 920-652-1713
	Email: claurino@manitowoc.com	Email: skhail@manitowoc.com

News for Immediate Release

MANITOWOC SIGNS DEFINITIVE PURCHASE AGREEMENT
FOR PENDING SALE OF DIVERSIFIED REFRIGERATION
TO GENERAL ELECTRIC

MANITOWOC, Wis. – November 14, 2005 – The Manitowoc Company, Inc. (NYSE: MTW) announced today that it has signed a definitive purchase agreement to sell the assets of its Diversified Refrigeration, Inc. (DRI) subsidiary to Monogram Refrigeration, LLC, a wholly owned subsidiary of the General Electric Company (NYSE: GE). The transaction is expected to close prior to year end. Although details of the transaction were not disclosed, it is expected that Manitowoc would realize a gain on the sale of the DRI assets in the fourth quarter.

DRI manufactures the Monogram® brand of residential refrigerators and freezers on a private-label basis for GE. Based in Selmer, Tennessee, DRI employs a work force of approximately 420 people, including temporary workers. DRI became part of The Manitowoc Company in 1995, following Manitowoc’s acquisition of The Shannon Group.

In announcing the pending sale, Terry D. Growcock, Manitowoc’s chairman and chief executive officer, said: “This transaction would accomplish several objectives for both The Manitowoc Company and DRI. It allows Manitowoc to invest in high-growth opportunities and focus its resources on operations that build brand equity in the commercial foodservice industry. Equally important, DRI would be better positioned for growth by being more closely aligned with its sole customer.”

Forward-looking Statements

Any statements contained herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and involve risks and uncertainties. Potential factors could cause actual results to differ materially from those expressed or implied by such statements. These statements and potential factors include, but are not limited to:

• anticipated gains or changes in revenue, margins, earnings, and costs,

• successful and timely completion of the sale of DRI

Information on the potential factors that could affect the company’s actual results of operations is included in its filings with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K for the fiscal year ended December 31, 2004.

About The Manitowoc Company

The Manitowoc Company, Inc. is one of the world’s largest providers of lifting equipment for the global construction industry, including lattice-boom cranes, tower cranes, mobile telescopic cranes, and boom trucks. As a leading manufacturer of ice-cube machines, ice/beverage dispensers, and commercial refrigeration equipment, the company offers the broadest line of cold-focused equipment in the foodservice industry. In addition, the company is a leading provider of shipbuilding, ship repair, and conversion services for government, military, and commercial customers throughout the U.S. maritime industry.

Company contact:

Carl J. Laurino

Senior Vice President

& Chief Financial Officer

920-652-1720